Exhibit 10.16

THIRD LOAN AND SECURITY MODIFICATION AGREEMENT

This Third Loan and Security Modification Agreement (this “Loan Modification”) is entered into as of December 3, 2018 by and between BARKBOX, INC., a Delaware corporation and BARKRETAIL, LLC, a Delaware limited liability company (collectively, “Existing Borrowers”, and each, an “Existing Borrower”), BARKPARK, LLC, a Delaware limited liability company (“New Borrower”, and together with Existing Borrowers, collectively, “Borrowers”, and each a “Borrower”) and WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS. Among other indebtedness which may be owing by Borrowers to Bank, Borrowers are indebted to Bank pursuant to a Loan and Security Agreement, dated as of October 12, 2017, as amended by that certain Loan and Security Modification Agreement, dated as of November 20, 2017, that certain Second Loan and Security Modification Agreement, dated as of April 20, 2018 and that certain Waiver to Loan and Security Agreement, dated as of September 18, 2018 (as further amended, restated, supplemented or otherwise modified from time to time, collectively, the “Loan Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan Agreement.

2. WAIVER. Borrowers acknowledge that Events of Default have occurred pursuant to the Loan Agreement as a result of Borrowers’ failure to maintain minimum unrestricted cash at Bank as required pursuant to Section 6.9(b) of the Loan Agreement with respect to the rolling three-day average balance test, during the following periods: from July 27, 2018 to and including August 6, 2018, from September 25, 2018 to and including October 5, 2018 and from October 22, 2018 to and including November 7, 2018, and from November 20, 2018 to and including December 8, 2018 and with respect to the test as of the last day of the month, as of the following dates: July 31, 2019, September 30, 2018, October 31, 2018 and November 30, 2018, and as a result of Borrowers’ failure to deliver audited financial statements for fiscal year ended December 31, 2017 as required by Section 6.3(c) of the Loan Agreement (collectively, the “Existing Defaults”). Subject to the terms and conditions of this Loan Modification and Borrowers’ representations and warranties set forth herein, Bank hereby waives the Existing Defaults. The foregoing waiver is limited to the specific events and circumstances described herein. Bank does not waive any other Event of Default or failure by Borrowers to comply with the terms of the Loan Agreement, and reserves all rights to demand strict performance with the terms of the Loan Agreement in all respects. Except as expressly set forth above, this waiver is not a continuing waiver and shall not establish a course of dealing between the parties.

3. JOINDER. By execution and delivery of this Consent, New Borrower shall, and hereby does, become a Borrower (as defined in the Loan Agreement) under the Loan Agreement and the applicable Loan Documents as if an original signatory thereto effective as of the date hereof. Each reference to “Borrowers” in the Loan Agreement and the other Loan Documents shall mean and refer to Existing Borrowers and New Borrower, collectively. New Borrower: (i) acknowledges and agrees that it has read the Loan Agreement and the Loan Documents, (ii) consents to all of the provisions of the Loan Agreement and the Loan Documents relating to Borrower, and (iii) acknowledges and agrees that this Consent and the Loan Agreement have been freely executed without duress and after an opportunity was provided to New Borrower for review of this Consent by competent legal counsel of its choice. Without limiting the generality of the foregoing, New Borrower grants Bank a security interest in the Collateral owned by New Borrower to secure performance and payment of all Obligations under the Loan Agreement.

4.	DESCRIPTION OF CHANGE IN TERMS.

(a)	Section 1.1 of the Loan Agreement is hereby amended by amending and restating, or adding in appropriate alphabetical order, the following defined terms as follows:

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank), pursuant to a customary subordination agreement in form and substance satisfactory to Bank, provided that the Indebtedness pursuant to the Pinnacle Loan Agreement shall not constitute “Subordinated Debt”.

“Pinnacle Loan Agreement” means that certain Loan and Security Agreement, dated as of the date hereof, by and among Borrowers, Pinnacle, as Agent for the lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Pinnacle” means Pinnacle Ventures, L.L.C.

“Pinnacle Subordination Agreement” means that certain Subordination Agreement, dated as of the date hereof, by and among Pinnacle, the lenders pursuant to the Pinnacle Loan Agreement and Bank, as amended, restated, supplemented or otherwise modified from time to time.

(b)

The defined term “Permitted Indebtedness” in Section 1.1 of the Loan Agreement, is hereby amended by deleting “and” at the end of clause (h) thereof, adding a new clause (i) to read as follows, and renumbering existing clause (i) accordingly:

(i) Indebtedness pursuant to the Pinnacle Loan Agreement, provided that the principal amount outstanding thereunder does not exceed $15,250,000, and the Pinnacle Subordination Agreement is in effect; and

(c)	The defined term “Permitted Liens” in Section 1.1 of the Loan Agreement, is hereby amended by adding a new clause (i) to read as follows, and renumbering existing clause (i) accordingly:

(i) Liens in favor of Pinnacle, as Agent for the lenders party to the Pinnacle Loan Agreement, securing Indebtedness pursuant to clause (i) of the defined term “Permitted Indebtedness”, provided that the Pinnacle Subordination Agreement is in effect; and

(d)	Section 7.5 of the Loan Agreement is hereby amended by adding at the end of such Section, prior to the “.”, the following: “, except pursuant to the Pinnacle Loan Agreement”

(e)	Section 7.9 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt or the Indebtedness pursuant to the Pinnacle Loan Agreement, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of the subordination agreement entered into with respect to such Subordinated Debt or the Pinnacle Subordination Agreement, as applicable, or amend any provision contained in any documentation relating to the Subordinated Debt or the Indebtedness pursuant to the Pinnacle Loan Agreement, except as permitted by the subordination agreement entered into with respect to such Subordinated Debt or the Pinnacle Subordination Agreement, as applicable.

5. CONSISTENT CHANGES. The Loan Documents are each hereby amended wherever necessary to reflect the changes described above.

6. NO DEFENSES OF BORROWER/GENERAL RELEASE. Each Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts owing to Bank. Each Borrower and each of its Subsidiaries (each, a “Releasing Party”) acknowledges that Bank would not enter into this Loan Modification without Releasing Party’s assurance that it has no claims against Bank or any of Bank’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Loan Modification, each Releasing Party releases Bank, and each of Bank’s and entity’s officers, directors and employees from any known or unknown claims that such Releasing Party now has against Bank of any nature, including any claims that such Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Loan Agreement or the transactions contemplated thereby. Each Releasing Party waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Loan Modification and the other Loan Documents, and/or Bank’s actions to exercise any remedy available under the Loan Documents or otherwise.

7. CONTINUING VALIDITY. Except as expressly waived or contemplated hereunder, (i) each Borrower represents and warrants, solely as to itself, that the representations and warranties contained in the Loan Agreement are true and correct as of the date of this Loan Modification, and (ii) each Borrower represents and warrants that no Event of Default has occurred and is continuing as of the date of this Loan Modification. Except as expressly modified pursuant to this Loan Modification, the terms of the Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications pursuant to this Loan Modification in no way shall obligate Bank to make any future modifications. It is the intention of Bank and each Borrower to retain as liable parties all makers and endorsers of Loan Documents, unless the party is expressly released by Bank in writing. The terms of this paragraph apply not only to this Loan Modification, but also to any subsequent loan and security modification agreements.

8. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; REFERENCE PROVISION. This Loan Modification constitutes a “Loan Document” as defined and set forth in the Loan Agreement, and is subject to Sections 11 and 12 of the Loan Agreement, which are incorporated by reference herein.

9. CONDITIONS PRECEDENT TO LOAN MODIFICATION. As a condition to the effectiveness of this Loan Modification, Bank shall have received, in form and substance satisfactory to Bank, the following or, as applicable, the following conditions shall be satisfied:

(a)	a fully executed copy of this Loan Modification;

(b)	copies of the executed Pinnacle Loan Agreement and all documents entered into in connection therewith;

(c)

a certificate of an officer of New Borrower, certifying such Borrower’s organizational documents, schedule of incumbency and member resolutions authorizing the execution and delivery of this Loan Modification;

(d)	the Pinnacle Subordination Agreement, duly executed by Pinnacle and the lenders pursuant to the Pinnacle Loan Agreement, and acknowledged by Borrowers;

(e)	payment of all Bank Expenses incurred through the date of this Loan Modification; and

(f)	such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

10. COUNTERSIGNATURE. This Loan Modification shall be effective as of the date set forth above when executed by Bank and each Borrower.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO THIRD LOAN AND SECURITY MODIFICATION AGREEMENT]

IN WITNESS WHEREOF, the parties have duly executed this Loan Modification Agreement effective as of the date set forth above.

BARKBOX, INC.

By:	/s/ Matt Meeker
Name: Matt Meeker Title: Chief Executive Officer

BARKRETAIL, LLC

By:	Barkbox, Inc. its sole member

By:	/s/ Matt Meeker
Name: Matt Meeker Title: Chief Executive Officer

BARKPARK, LLC

By:	Barkbox, Inc. its sole member

By:	/s/ Matt Meeker
Name: Matt Meeker Title: Chief Executive Officer

WESTERN ALLIANCE BANK

By:	/s/ Greg Deitrick
Name: Greg Dietrick Title: SVP